Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common shares, par value $1.00 per share	1,185,092	$144.91	$171,731,681.72	$15,919.53

(1)

This amount represents 925,000 additional common shares, par value $1.00 per share (“Common Shares”), of RenaissanceRe Holdings Ltd. (the “Registrant”) that were added to the number of Common Shares that may be issued under the Registrant’s First Amended and Restated 2016 Long-Term Incentive Plan (the “Plan”) and 260,092 additional Common Shares that became issuable under the Plan as a result of awards under the Registrant’s 2001 Stock Incentive Plan or the Registrant’s 2010 Performance Based Equity Incentive Plan that expired or were canceled, forfeited, settled in cash or otherwise terminated without delivery to the grantee of the full number of Common Shares to which the awards related. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers an indeterminable number of additional Common Shares as may hereafter be offered or issued pursuant to the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration.

(2)

Estimated solely for calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices per share of the Common Shares on May 10, 2022, as reported by The New York Stock Exchange.

(3)

The registration fee is calculated only with respect to the additional securities registered on this Registration Statement. The existing securities issuable under the Plan were previously registered, and the correlating registration fee paid, by the Registrant on the registration statement on Form S-8 filed with the United States Securities and Exchange Commission on May 16, 2016 (File No. 333-211398).